The information in the preliminary pricing supplement, as amended by this amendment, is not complete and may be changed.  The preliminary pricing supplement, as amended by this amendment, is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 14, 2019

October 14, 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Take-Two Interactive Software, Inc. and the Common Stock of salesforce.com, inc. due April 15, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the preliminary pricing supplement dated October 11, 2019, related to the notes referred to above (the “preliminary pricing supplement”), the estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note.

CUSIP: 48132FYH3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the attached preliminary pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the attached preliminary pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the attached preliminary pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the attached preliminary pricing supplement.

Product supplement no. 4-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

Prospectus supplement and prospectus, each dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment no. 1 to preliminary pricing supplement dated October 11, 2019 to product supplement no. 4-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018